Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Chaparral Energy, Inc. (“Chaparral”) for the year ending December 31, 2019. We hereby further consent to (i) the use of the oil and gas reserve information in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2019, based on the reserve report dated January 22, 2020, prepared by Cawley, Gillespie & Associates, Inc. and (ii) inclusion of our summary report dated January 22, 2020 included in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2019 to be filed on or about March 11, 2020 as Exhibit 99.1.
We hereby further consent to the incorporation by reference in the Post-Effective Amendment on Form S-3 to Registration Statement on Form S-1 (File No. 333-218579, effective May 3, 2018), Form S-8 (File No. 333-219976, effective August 15, 2017), Form S-8 (File No. 333-233244, effective August 13, 2019) and Form S-8 (File No. 333-235738, effective December 27, 2019), as same may be amended from time to time, of such information.

/s/ W. Todd Brooker
W. Todd Brooker, P.E. - President
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Austin, Texas
March 11, 2020